EXHIBIT 99.1

SENOMYX ANNOUNCES CORPORATE UPDATE AND

FOURTH QUARTER AND FULL YEAR 2010 FINANCIAL RESULTS

Recent Highlights Include:

•                  Ended year with $71.6 million in cash and investments; $28.7 million in revenue, an 85% annual increase

•                  Firmenich commenced sales of commercial quantities of Senomyx’s S2383, which enhances the sweetness of sucralose

•                  New collaboration with Cadbury Adams/Kraft Foods, Inc.

•                  Additional funding facilitates increased focus on natural flavor ingredients for the Sweet Taste Program

SAN DIEGO, CA — March 3, 2011 — Senomyx, Inc. (NASDAQ: SNMX), a company focused on using proprietary taste receptor-based technologies to discover novel flavor ingredients for the food, beverage, and ingredient supply industries, today provided a corporate update and reported financial results for the fourth quarter and year ended December 31, 2010.  Revenues were $28.7 million for the full year 2010, an 85% increase compared to 2009.  As of December 31, 2010, the Company had cash, cash equivalents, and short term investments of more than $71 million, an increase of over $40 million compared to December 31, 2009.

“2010 was an outstanding year for Senomyx, highlighted by numerous business development achievements, an improved balance sheet, valuable progress with our flavor and flavor modulation programs, and increased commercialization efforts by three of our partners,” stated Kent Snyder, Chief Executive Officer of the Company.

“Senomyx improved each of our key financial metrics in 2010 compared to the prior year,” Snyder noted.  “We achieved record annual revenue while continuing to carefully manage our expenses.  As a result, we considerably narrowed our net loss from $26.2 million in 2009 to $10.7 million in 2010.  We also increased our cash position by more than $40 million, putting us in an excellent financial position going forward.

“Our collaboration with PepsiCo in August provided a $30 million upfront payment to Senomyx and a committed source of R&D funding through August 2014,” Snyder said.  “A notable aspect of both this collaboration and a recently expanded complementary agreement with Firmenich is financial support for a new focus on the discovery and development of natural flavor enhancers for the Sweet Taste Program.

“Another business development achievement in 2010 was the expansion of our commercialization agreement with Firmenich regarding our S6973 sucrose enhancer to include selected beverage applications in addition to virtually all food product categories,” Snyder stated.  “Importantly, Firmenich has demonstrated that use of S6973 allows sucrose to be reduced in products by up to 50%, yet the sweet taste desired by consumers is maintained.  In addition, Firmenich has demonstrated that S6973 can be produced in commercial quantities, a significant consideration as they prepare for commercialization in 2011.

“On the R&D front, we were granted GRAS (Generally Recognized As Safe) regulatory designations for two of our bitter blockers and we received a favorable opinion from the European Union regulatory authority regarding our Savory Flavors,” Snyder noted.  “In addition, Senomyx scientists identified new sucrose enhancers with properties that would allow them to be used in a broad range of beverage applications, as well as the first fructose enhancers that provided a taste effect.

“2011 has started with additional advances for the Company,” Snyder stated.  “During the first quarter Firmenich recorded sales of commercial quantities of Senomyx’s S2383 sucralose enhancer, which enables up to a 75% reduction in sucralose use.  Firmenich is moving forward with additional customers for S2383, and the future introduction of products containing our sucralose enhancer by consumer companies is a positive event for Senomyx.

“We also began 2011 with another new partnership,” Snyder added.  “In January, Senomyx announced an agreement with the Cadbury Adams unit of Kraft Foods regarding the development and worldwide commercialization of novel flavor modulators for use in gum and medicated confectionery products.  We are pleased to be working with the Kraft team on this collaboration.

“In management news, Lorenzo Peña has been promoted from Executive Director to Vice President, Information Technology.  Mr. Peña has been at Senomyx almost 11 years managing our Information Technology group, as well as recently assuming leadership of our Informatics department.  Prior to joining Senomyx, Mr. Peña held senior positions at a biotechnology company and a software/hardware development company.  Senomyx’s Information Technology and Informatics departments support some of our most critical discovery operations and workflows, including chemistry and biology activities, taste testing, product development, and project tracking.  We appreciate the significant contributions Mr. Peña has made to the Company and welcome him to the management team,” Snyder stated.

In addition to other activities, Senomyx is diligent in seeking protection for its intellectual property.  As of December 31, 2010, the Company is the owner or exclusive licensee of 230 issued patents and several hundred pending patent applications related to proprietary taste receptor technologies in the U.S., Europe, and elsewhere.  Technologies covered in the Company’s patents include taste receptor sequences and functions, screening assays, new flavor ingredients, and product applications.

Commercialization Updates:

Nestlé SA, the world’s largest food and beverage company, has been conducting marketing activities with Senomyx’s Savory Flavors, which are intended to reduce or replace added monosodium glutamate (MSG) in foods.  Nestlé’s commercialization efforts were expanded in 2010 to reformulated established products that contain these ingredients.  Ongoing activities include launches of new and reformulated products that incorporate Senomyx’s Savory Flavors in countries in Asia, Latin America, Africa, and the Middle East.

As announced previously, the European Food Safety Authority (EFSA) provided a “favorable opinion” for Senomyx’s S336 and S807 Savory Flavors, which means that no further evaluation is required.  Final regulatory approval and commercialization in the European Union is contingent upon the ingredients being included in the EFSA Union List of Flavouring Substances.  EFSA had previously targeted publication of the Union List by the end of 2010; however, the list is not yet published and there has been no official update.  Approval to use Senomyx’s Savory Flavors in Europe could create a new market opportunity for Nestlé.

Ajinomoto, Co., Inc., a leading global manufacturer of food and culinary products, has been introducing products that contain a Senomyx flavor ingredient in China and elsewhere.  Ajinomoto increased the number of products launched during 2010 and recently reported its first sales in North America.  Senomyx earned a milestone payment in the first quarter of 2011 based on Ajinomoto’s recent commercialization activity.

Firmenich SA, a global leader in providing ingredients and flavor systems to major consumer companies, has exclusive worldwide rights to market S2383, Senomyx’s extremely effective enhancer of the high-intensity sweetener sucralose, as either a stand-alone ingredient or as part of a flavor system in all food and beverage product categories.  During the fourth quarter, Firmenich received initial orders and more recently processed additional orders for commercial quantities of S2383.  They are currently engaged in marketing activities with other major clients for the use of S2383 in beverages, cereal, dairy products, baked goods, and confectionary products.  The feedback from potential customers regarding the taste profile and other characteristics of S2383 has been very favorable.

Firmenich also has exclusive worldwide rights to commercialize the Company’s S6973 sucrose enhancer for virtually all food and specified beverage categories.  S6973 enables up to 50% reduction of sugar in certain foods and beverages while maintaining the sweet taste of natural sugar.  Pre-commercialization activities with major clients are progressing as expected in support of the anticipated first product launches with S6973 during 2011.

At the end of February, Firmenich exercised its option to extend the research funding period of the companies’ Sweet Taste Program collaboration.  Firmenich will continue to provide research funding through July 28, 2012 for the discovery and development of natural and artificial flavor ingredients intended to enhance the taste of sucrose, fructose, and various forms of Rebaudioside (stevia).

“We are pleased that Firmenich will continue to provide funding for our ongoing research efforts, which include the discovery of new enhancers and an increased focus on natural flavor ingredients for our Sweet Taste Program,” Snyder commented.  “We appreciate Firmenich’s endorsement of Senomyx’s novel technologies and expertise, and we believe they are an excellent commercialization partner for our valuable sweet flavor ingredients.”

Discovery & Development Program Updates:

Sweet Taste Program:  The primary goal for this program is to identify flavor ingredients that allow a significant reduction of sweeteners in food and beverage products while maintaining the desired sweet taste.  Senomyx has had success in this program with the discovery, development, and GRAS (Generally Recognized As Safe) regulatory approvals of S2383, which enables up to 75% reduction of sucralose in products, and S6973, which increases sucrose sweetness allowing a reduction of sucrose content.  The Company is encouraged by the progress being made with several new sucrose enhancers that have distinct physical properties which may be advantageous for a broad range of beverages and other product applications.

Senomyx is also working to discover and develop new flavor ingredients that amplify the sweet taste of fructose, a key component of high fructose corn syrup.  Recent advances include the identification of potential new enhancers that have demonstrated activity in the Company’s proprietary screening assays.  Senomyx is currently optimizing several candidates and conducting taste tests to identify fructose enhancers with the desired characteristics.

In addition, Senomyx has initiated a new effort to discover and develop natural high-potency sweeteners.  The Company’s scientists have begun high-throughput screening of our natural products library.

Bitter Blockers Program: The primary goals of this program are to reduce or block bitter taste and to improve the overall taste characteristics of foods, beverages, and ingredients.  Senomyx has received GRAS regulatory status for two of its bitter blockers.  S6821 has demonstrated activity against bitter tasting foods and beverages that include soy and whey proteins, menthol, caffeine, cocoa, and Rebaudioside A (stevia).  S7958, a related bitter blocker with similar functionality, has alternative desirable physical properties that may be useful for these or other product applications.  S6821 is currently under evaluation by Senomyx collaborators for potential future commercialization.

Salt Taste Program: The goal of the Salt Taste Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  This high-priority, longer-term effort involves chemistry and biology approaches, including assessing components of Senomyx’s proprietary database of proteins found in taste buds.  The Company is exploring the role of a number of these proteins that may function as receptors or co-factors responsible for salt taste perception.  Senomyx believes that discovery of the protein or proteins that function as the salt taste receptor could lead to identifying an enhancer of salt taste.  Senomyx’s collaboration with Campbell Soup Company regarding the Salt Taste Program is due to expire at the end of March 2011 and Senomyx does not expect that it will be extended.

Cooling Flavors Program:  The goal of the Cooling Flavors Program is to identify novel cooling flavors that do not have the limitations of currently available agents.  Senomyx has discovered several sample classes of new cooling flavors that demonstrate a taste proof-of-concept and display cooling properties that exceed those of commonly used agents.  During the fourth quarter of 2010 the Company extended the research period of its Cooling Flavors collaboration with Firmenich for an additional two years.  Senomyx and Firmenich are currently evaluating promising candidate cooling flavors in product prototypes for use in specific applications.

Financial Review:

Revenues were $9.5 million for the fourth quarter of 2010, compared to $4.9 million for the fourth quarter of 2009, an increase of 95%.  Revenues were $28.7 million for the year ended December 31, 2010, compared to $15.5 million for the year ended December 31, 2009, an increase of 85%.  The increases in revenues for the fourth quarter and the year were primarily due to the recognition of license fees and R&D funding revenue related to the Company’s August 2009 Sweet Program collaboration with Firmenich and its August 2010 collaboration with PepsiCo.  License fees and R&D funding related to these collaborations contributed $7.5 million and $18.3 million for the three and twelve month periods ending December 31, 2010, respectively.  Also contributing to the annual increase was a total of $3.8 million in non-recurring milestone payments and cost reimbursements from collaborators.

Research and development expenses, including stock-based compensation expense, were $6.6 million for the fourth quarter of 2010, compared to $5.8 million for the fourth quarter of 2009, an increase of 14%.  The increase was primarily due to increased costs for contracted development activities related to regulatory submissions, expenditures for compound acquisition and related high-throughput screening activities, and personnel-related expenses during the fourth quarter. Research and development expenses, including stock-based compensation expense, were $26.6 million for the year ended December 31, 2010, compared to $28.2 million for the year ended December 31, 2009, a decrease of 6%.  The year-over-year decrease was primarily due to reduced personnel-related expenses, expenditures for compound acquisition and related high-throughput screening activities, and reduced depreciation expense.  These decreases were partially offset by increased expenditures for software licenses used for R&D activities and costs for contracted development activities related to regulatory submissions.

General and administrative expenses, including stock-based compensation expense, were $3.6 million for the fourth quarter of 2010, compared to $3.7 million for the fourth quarter of 2009, a decrease of 3%.  General and administrative expenses, including stock-based compensation expense, were $13.1 million for the year ended December 31, 2010, compared to $13.7 million for the year ended December 31, 2009, a decrease of 4%.  These decreases were primarily due to lower stock-based compensation expense.

The net loss for the fourth quarter of 2010 was $0. 01 per share, compared to a net loss of $0.15 per share for the fourth quarter of 2009.  The net loss for the year ended December 31, 2010 was $0.28 per share, compared to $0.85 per share for the year ended December 31, 2009.

Financial Outlook:

“2010 was an exceptional year financially for Senomyx and we look forward to a strong 2011, including continuing our trend of increasing revenue and improving net loss,” stated Tony Rogers, Vice President and Chief Financial Officer.

For the full year 2011, Senomyx expects:

•                  Total revenues of $30 million to $34 million

•                  Total expenses of $42 million to $44 million, of which approximately $4 million to $5 million is non-cash, stock-based  expense

•                  Net loss of $8 million to $10 million

•                  Basic and diluted net loss of $0.21 to $0.26 per share

•                  Year-end cash, cash equivalents and investments available for sale balance greater than $50 million

Revenue

“During 2011 we expect to recognize approximately $4 million in commercial revenue,” Rogers stated.  “We anticipate that commercial revenue growth over the next several years will be driven primarily by commercialization of products from our Sweet Taste Program, as well as flavors and flavor modulators from our Savory Flavors, Bitter Blockers, and Cooling Flavors programs. Going forward, as we gain greater insight on the market adoption of our commercialized products we anticipate providing additional visibility regarding our commercial revenue projections.

“Regarding development revenue, our existing collaborations provide us with considerable ongoing funding,” Rogers noted.  “We have approximately $74 million of development revenue commitments, which we expect to recognize as revenue beginning in 2011 and through August 2014.   Of this amount, approximately $38 million of the related cash has been received as of December 31, 2010 and is represented as deferred revenue on our balance sheet; we therefore expect to receive approximately $36 million in additional cash based on existing commitments.

“The majority of our deferred revenue balance at December 31, 2010 is comprised of $27.5 million related to upfront payments from PepsiCo and $7.1 million related to upfront payments from Firmenich.  In 2011, we expect to recognize as revenue $7.5 million of the PepsiCo upfront payment deferred revenue and $5.0 million of the Firmenich upfront payment deferred revenue.

“In addition, we may receive up to an incremental $26 million related to extension options under existing collaborations, and we have approximately $29 million in milestone opportunities under existing agreements.  Any future new collaborative agreements may also increase our development revenue.”

Expenditures

“Based on current operations, our goal is to manage annual expenditures over the next several years to be relatively flat, although it is possible that we will continue to experience quarterly fluctuations of our expenses,” Rogers added.  “We have a significant amount of control over expenditures, including the ability to reallocate resources if necessary.”

Cash Requirements

“Based on our balance sheet, committed collaborator funding, and our long-range financial goals, we do not have plans to raise additional capital from investors to fund existing operations,” Rogers continued.   “However, we routinely monitor and evaluate opportunities to increase shareholder value and we may access the capital markets in the future if there are compelling reasons to do so,” Rogers concluded.

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial 888-713-4217, and international callers should dial 617-213-4869, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 68722634.

Participants may pre-register for the call at anytime, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=PCYGUVHB7.  Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.  The archived webcast will be available for 30 days following the earnings call.  Please connect to Senomyx’s website prior to the start of the webcast to ensure adequate time to download any software that may be necessary.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is using proprietary taste receptor technologies to discover and develop novel flavor ingredients.  These include new flavors such as Savory Flavors and Cooling Flavors, as well as flavor modulators such as Bitter Blockers and enhancers of Sweet and Salt tastes.  Senomyx is also engaged in a new effort to discover and develop natural high-potency sweeteners.  The Company has product discovery and development collaborations with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected 2011 financial results and anticipated financial condition and our longer term financial goals, including without limitation our goals associated with increasing future commercial revenue and to maintain relatively flat expenses over the next several years; whether we will be able to control our expenses and/or reallocate resources; statements regarding the anticipated funding we expect to receive under our existing collaborative agreements and whether any of our existing collaborators will exercise available options to extend existing collaborations; our statement that we do not have current plans to raise capital from investors; the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients by our collaborators; the potential uses and commercial value and opportunities for our flavor ingredients; whether Senomyx will receive milestones and royalties under its agreements with collaborators and the anticipated timing of any such payments; whether the research under the company’s sweet taste research program will be successful and lead to the commercialization of any new flavor ingredients; and the progress and capabilities of Senomyx’s discovery and development programs generally, including without limitation statements regarding our ability to identify proteins primarily involved in the perception of salt taste. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop, manufacture, and commercialize any flavor ingredients Senomyx may discover; Senomyx may be unable to develop flavor ingredients useful for formulation into products; development activities for new flavor ingredients may not demonstrate an acceptable safety profile or other commercialization criteria; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; Senomyx flavor ingredients may not be useful or cost-effective for formulation into products; Senomyx or its collaborators may be unable to manufacture Senomyx flavor ingredients at commercial scale; Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies; and the current economic environment may negatively impact Senomyx’s ability to establish new collaborations and to maintain existing product discovery and development collaborations on acceptable terms. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Annual Report on Form 10-K under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:
Financial	Investor Relations
Tony Rogers Vice President and Chief Financial Officer	Gwen Rosenberg Vice President, Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8369
tony.rogers@senomyx.com	gwen.rosenberg@senomyx.com

###

Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)
Revenues	$9,512	$4,876	$28,708	$15,511

Operating expenses:
Research and development (including $464, $464, $1,835 and $1,936, respectively, of non-cash stock-based compensation)	6,637	5,804	26,636	28,201
General and administrative (including $734, $1,050, $3,103 and $4,117, respectively, of non-cash stock-based compensation)	3,589	3,690	13,077	13,682
Total operating expenses	10,226	9,494	39,713	41,883

Loss from operations	(714)	(4,618)	(11,005)	(26,372)

Other income	279	6	339	207

Net loss	$(435)	$(4,612)	$(10,666)	$(26,165)

Basic and diluted net loss per share	$(0.01)	$(0.15)	$(0.28)	$(0.85)

Weighted average shares used in computing basic and diluted net loss per share	38,961	31,088	37,726	30,935

Condensed Balance Sheets

(in thousands)

	December 31, 2010	December 31, 2009
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$71,612	$31,074
Other current assets	3,372	866
Property and equipment, net	9,688	10,514
Total assets	$84,672	$42,454

Accounts payable, accrued expenses and other current liabilities	$7,259	$5,279
Deferred revenue	37,692	11,193
Deferred rent	1,452	1,400
Leasehold incentive obligation	6,087	7,075
Stockholders’ equity	32,182	17,507
Total liabilities and stockholders’ equity	$84,672	$42,454